EXHIBIT 99.1


                   VSE REPORTS SECOND QUARTER 2008 RESULTS

          Company Earns $0.94 Per Share Diluted in Quarter (up 32%)
             and $1.64 Per Share Diluted for Six Months (up 29%)

       Alexandria, Virginia, July 31, 2008 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended June 30, 2008 and 2007:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)
______________________________________________________________________________________
                             	            Three Months Ended       Six Months Ended
                                                 June 30,                June 30,
                                             2008        2007        2008        2007
                                             ----        ----        ----        ----

Revenues  		                 $ 251,688   $ 159,644	 $ 440,411   $ 280,333
Costs and expenses of contracts            243,208     153,904	   425,767     270,152
                                         ---------   ---------   ---------   ---------
Gross profit                                 8,480       5,740	    14,644      10,181
Selling, general and
  administrative expenses  		       651         243       1,071         394
Interest expense (income), net                  34        (255)	      (113)       (371)
                                         ---------   ---------   ---------   ---------
Income before income taxes                   7,795       5,752	    13,686      10,158
Provision for income taxes                   3,026       2,205	     5,319       3,882
                                         ---------   ---------   ---------   ---------
Net income                               $   4,769   $   3,547	 $   8,367   $   6,276
                                         ==========  =========   =========   =========


Basic earnings per share                 $    0.94   $    0.72	 $    1.65   $    1.29

Basic weighted average shares
  outstanding  	                         5,065,799   4,931,942	 5,062,292   4,870,027


Diluted earnings per share               $    0.94   $    0.71	 $    1.64   $    1.27

Diluted weighted shares
  outstanding                            5,094,615   4,977,390	 5,090,643   4,933,705


Dividends declared per share             $   0.045   $    0.04	 $   0.085   $   0.075



Financial Results

       VSE revenues increased approximately $92.0 million (up 58%) and $160.1 million (up 57%) for the three- and six-month periods of 2008 compared to the same periods of 2007. These increases occurred in several U.S. Army programs including the Army's Equipment Support Program and the Assured Mobility Systems program, offsetting decreases in BAV ship transfer division revenues and in Tanker Ballistic Protection System (TBPS) revenues as the TBPS program comes to successful completion. Additionally, revenues from new VSE subsidiaries Integrated Concepts and Resources Corporation (ICRC) and G&B Solutions, Inc. added to the increase in revenues in 2008.

       VSE net income increased approximately $1.2 million (up 34%) and $2.1 million (up 33%) for the three- and six-month periods of 2008 compared to the same periods of 2007. The increases in net income were primarily due to the profits associated with the increases in revenues reported above and to the profits earned by ICRC and G&B Solutions.

                                   - more -

VSE Corporation News Release (continued)

CEO Comments

	VSE CEO Mo Gauthier said, "Our rapid growth in 2008 reflects the Company's diverse capabilities and our commitment to meeting the needs of an expanding list of clients. We are positioning ourselves to enhance our current role in the repair, maintenance and modernization of legacy defense equipment and systems. Concurrently, we are seeking to expand our market share in civilian Federal agencies. Our core capabilities include technical and consulting services applied to requirements across an array of defense and civilian markets including infrastructure, information technology, energy management programs, homeland security, and law enforcement."

	"Our funded backlog was approximately $674 million at June 30, 2008 compared to approximately $408 million at December 31, 2007. Based on these and other indicators, such as recently announced contract awards and our favorable position in several of the markets we serve, we anticipate 2008 will be an excellent year, capping off 50 years of service (1959-2008) as a trusted Government contractor."

	"We continue to seek opportunities for organic growth with the customers we serve, as well as acquisition opportunities that have the potential to contribute to our growth and earnings in the years ahead."

        VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.


Safe Harbor

        This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       	VSE is a diversified professional services company established in 1959. The Company provides engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at (703) 317-5202.

VSE News Contact: Craig Weber -- (703) 329-4770.

                                     ###